Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated June 26, 2007, with respect to the financial statements of Carbon Nanotechnologies, Inc. included in the Current Report on Form 8-K/A of Arrowhead Research Corporation.

/s/ Rose, Snyder & Jacobs

Rose, Snyder & Jacobs

A Corporation of Certified Public Accountants

Encino, California

June 27, 2007